Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE May 8, 2008	CONTACT:	Brian Shannon 713.849.9911 bshannon@flotekind.com

Flotek Industries Announces Chief Operating Officer

HOUSTON, May 8, 2008—Flotek Industries, Inc. (NYSE-FTK), a technology driven growth company servicing the oil, gas, and mining industries, announces the promotion of Downhole Tool President Steve Reeves to the position of Executive Vice President and Chief Operating Officer. In his new role, Mr. Reeves will work closely with and report directly to the CEO, Chairman and President Jerry D. Dumas, Sr.

Mr. Reeves’ distinguished career includes 30 years of service with Halliburton working his way up from various field positions to upper level management both domestically and internationally. His tenure with Flotek includes Vice President of Turbeco with a subsequent promotion to Downhole Tool President.

Jerry Dumas commented, “I look forward to working more closely with Steve as Flotek’s new Chief Operating Officer. His past accomplishments along with his significant contributions to Flotek have proven he possesses the talent and expertise for the position of COO.”

“The opportunity to work in a technology driven growth company such as Flotek has been three of the most satisfying years of my career. This position affords me the opportunity to use all the skills that I have amassed in 35 years in the industry,” stated Steve Reeves.

About Flotek Industries, Inc.

Flotek, is a global developer and distributor of innovative specialty chemicals, and downhole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”.

For additional information, please visit Flotek’s web site at www.flotekind.com.